NL Industries, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2697	Contact: Gregory M. Swalwell Vice President, Finance and Chief Financial Officer (972) 233-1700
News Release

FOR IMMEDIATE RELEASE

NL REPORTS THIRD QUARTER RESULTS

DALLAS, TEXAS – November 2, 2009 - NL Industries, Inc. (NYSE:NL) today reported net income attributable to NL stockholders of $3.1 million, or $.06 per share, in the third quarter of 2009 compared to a net loss of $6.7 million, or $.14 per share, in the third quarter of 2008.  For the first nine months of 2009, NL reported a net loss attributable to NL stockholders of $10.9 million, or $.22 per share, compared to a net loss of $3.1 million, or $.06 per share, in the first nine months of 2008.

Net sales decreased 33% and 32%, respectively, in the third quarter and first nine months of 2009 compared to the same periods in 2008.  Net sales decreased principally due to lower order rates from our customers resulting from unfavorable economic conditions in North America.  Component products sales were also unfavorably impacted by relative changes in currency exchange rates, which decreased sales by $.1 million for the quarter and $1.1 million for the year-to-date period.  During the third quarter of 2008, we recorded a noncash impairment charge of $10.1 million for our marine components reporting unit.  Excluding this goodwill impairment charge, income from operations attributable to CompX decreased in the third quarter and first nine months of 2009 to a loss of $.2 million and a loss of $2.0 million, respectively, compared to income of $4.9 million and $12.3 million for the same periods of 2008.  The decrease is primarily due to reduced coverage of overhead and fixed manufacturing costs as well as selling and general administrative costs as a result of lower sales volumes and approximately $1.5 million and $2.5 million in patent litigation expenses incurred in the third quarter and first nine months, respectively, of 2009.  Changes in currency exchange rates positively impacted component products income from operations comparisons by a negligible amount for the quarter and by $1.3 million in the year-to-date period.

Kronos’ net sales of $310.1 million in the third quarter of 2009 were $35.5 million, or 10%, lower than in the third quarter of 2008.   Kronos’ net sales of $840.2 million for the first nine months of 2009 were $229.8 million, or 21%, lower than in the first nine months of 2008.  Net sales decreased in the third quarter of 2009 primarily due to lower average TiO2 selling prices and to unfavorable changes in product mix, partially offset by the favorable impact of higher TiO2 sales volumes.  Net sales were lower in the first nine months of 2009 primarily due to a 14% decrease in sales volumes and to unfavorable changes in product mix.  Additionally, the unfavorable effect of fluctuations in currency exchange rates decreased the Kronos’ sales by approximately $17 million for the quarter and $56 million in the year-to-date period.  Although Kronos’ average selling prices were 5% lower in the third quarter of 2009 as compared to the third quarter of 2008, the average selling prices at the end of the third quarter 2009 were 1% higher than at the end of the second quarter 2009.  The table at the end of this release shows how each of these items impacted the overall decrease in sales.

Kronos’ income from operations improved by $13.2 million from $7.9 million in the third quarter of 2008 to $21.1 million in the third quarter of 2009.  For the year-to-date period, Kronos’ income from operations declined $54.2 million from income of $27.3 million in 2008 to a loss from operations of $26.9 million in 2009.  Income from operations increased in the third quarter of 2009 as compared to the third quarter of 2008 as the unfavorable effect of lower average TiO2 selling prices was more than offset by the favorable effect of lower maintenance and other costs as well as higher sales volumes and fluctuations in currency exchange rates, which increased income from operations by approximately $2 million.  For the first nine months of 2009, income from operations declined primarily due to the negative effects of production curtailments which resulted in significantly higher manufacturing costs per ton of pigment production during the first nine months of the year, as well as to the effect of lower sales volumes.  This was partially offset by lower maintenance costs and the favorable effects of fluctuations in currency exchange rates, which increased income from operations by approximately $50 million.  Kronos’ TiO2 production volumes were 3% higher in the third quarter of 2009 and 28% lower in first nine months of 2009 as compared to the same periods in 2008.

Kronos’ income tax benefit in 2008 includes a $7.2 million (NL’s equity interest was $1.7 million, or $.03 per share, net of tax) non-cash deferred income tax benefit in the second quarter related to a European Court ruling that resulted in the favorable resolution of certain income tax issues related to its German operations and an increase in the amount of its German corporate and trade tax net operating loss carryforwards.

Insurance recoveries relate to amounts we received from certain of our former insurance carriers, and relate principally to the recovery of prior lead pigment and asbestos litigation defense costs incurred by us.  These recoveries aggregated $4.1 million in the first nine months of 2009 ($2.6 million, or $.05 per share, net of income taxes) and $2.4 million in the first nine months of 2008 ($1.5 million, or $.03 per share, net of income taxes).

Litigation settlement gain relates to an $11.3 million pre-tax gain ($7.3 million, or $.15 per share, net of income taxes) recognized in the second quarter of 2009 related to the second closing associated with the settlement of condemnation proceedings on certain real property we formerly owned that is subject to environmental remediation.

Corporate expenses were higher in the third quarter and first nine months of 2009 as compared to the same periods of 2008 primarily due to higher defined benefit pension expense and higher environmental expense.

Interest income in 2008 includes $4.3 million ($.06 per share) related to interest received in the second quarter related to certain escrow funds.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although NL believes that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for the Company’s products,
•	The extent of the dependence of the Company’s businesses on certain market sectors,
•	The cyclicality of certain of the Company's businesses,
•	The impact of certain long-term contracts on certain of the Company's businesses,
•	Customer inventory levels,
•	Changes in raw material and other operating costs,
•	General global economic and political conditions,
•	Competitive products and substitute products,
•	Possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts,
•	Customer and competitor strategies,
•	Potential consolidation or solvency of competitors,
•	The impact of pricing and production decisions,
•	Competitive technology positions,
•	Service industry employment levels,
•	Demand for high performance marine components,
•	The introduction of trade barriers,
•	Fluctuations in currency exchange rates,
•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions),
•	The timing and amount of insurance recoveries,
•	The ability of the Company to renew, amend, refinance or comply with credit facilities,
•	The ability of the Company to maintain sufficient liquidity,
•	The extent to which the Company’s subsidiaries and affiliates were to become unable to pay dividends to the Company (such as Kronos’ suspension of its dividend in 2009),
•	Uncertainties associated with new product development,
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters,
•
The ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefit of which has been recognized under the more-likely-than-not recognition criteria,

•	Potential difficulties in integrating completed or future acquisitions,
•	Decisions to sell operating assets other than in the ordinary course of business,
•	Environmental matters,
•	Government laws and regulations and possible changes therein,
•	The ultimate resolution of pending litigation, and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in the component products (security products, furniture components and performance marine components), chemicals (TiO2) and other businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except earnings (loss) per share)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2009	2008	2009

Net sales	$43.9	$29.4	$128.1	$87.1
Cost of sales	32.7	22.4	96.5	69.1

Gross margin	11.2	7.0	31.6	18.0

Selling, general and administrative expense	6.3	6.9	19.2	19.0
Other operating income (expense):
Insurance recoveries	.7	1.4	2.4	4.1
Litigation settlement gain	-	-	-	11.3
Assets held for sale write-down	-	-	-	(.7)
Goodwill impairment	(10.1)	-	(10.1)	-
Corporate expense and other, net	(3.0)	(5.3)	(13.9)	(14.6)

Loss from operations	(7.5)	(3.8)	(9.2)	(.9)

Equity in net income (loss) of Kronos Worldwide, Inc.	(1.3)	3.1	.7	(14.4)

General corporate items:
Interest and dividends	.8	.7	6.9	2.1
Interest expense	(.6)	(.2)	(1.8)	(.8)

Loss before income taxes	(8.6)	(.2)	(3.4)	(14.0)

Provision for income taxes (benefit)	(.9)	(3.4)	.2	(2.9)

Net income (loss)	(7.7)	3.2	(3.6)	(11.1)

Noncontrolling interest in net income (loss) of subsidiary	(1.0)	.1	(.5)	(.2)
Net income (loss) attributable to NL stockholders	$(6.7)	$3.1	$(3.1)	$(10.9)

Basic and diluted net income (loss) per share	$(.14)	$.06	$(.06)	$(.22)

Basic and diluted average shares outstanding	48.6	48.6	48.6	48.6

NL INDUSTRIES, INC.
COMPONENTS OF INCOME (LOSS) FROM OPERATIONS
(In millions)
 (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2009	2008	2009

CompX – component products	$(5.2)	$(.2)	$2.2	$(2.0)
Insurance recoveries	.7	1.4	2.4	4.1
Litigation settlement gain	-	-	-	11.3
Corporate expense and other, net	(3.0)	(5.0)	(13.8)	(14.3)

Income (loss) from operations	$(7.5)	$(3.8)	$(9.2)	$(.9)

CHANGE IN KRONOS’ TiO2 SALES
(Unaudited)

	Three months ended September 30, 2009 vs. 2008	Nine months ended September 30, 2009 vs. 2008
Percentage change in sales:
TiO2 product pricing	(5)%	-%
TiO2 sales volumes	3%	(14)%
TiO2 product mix	(3)%	(2)%
Changes in currency exchange rates	(5)%	(5)%

Total	(10)%	(21)%